November 24, 2003



Royal Bank of Canada
Royal Bank Plaza
200 Bay Street
Toronto, Ontario, Canada
M5J 2J5

Ladies and Gentlemen:

         I am Associate General Counsel of RBC Dain Rauscher Inc., a wholly owned subsidiary of Royal Bank of Canada, a Canadian chartered bank with its principal place of business in Toronto, Ontario, Canada ("Royal Bank"). Reference is made to the Registration on Form S-8 (the "Registration Statement") that Royal Bank intends to file with the Securities and Exchange Commission (the Commission") pursuant to the Securities Act of 1933, as amended, for the purpose of registering certain deferred compensation obligations (collectively, the "Royal Bank Obligations") of the Royal Bank under the Amended and Restated Royal Bank of Canada US Wealth Accumulation Plan (the "Plan"). This opinion is being delivered to you in connection with the filing of the Registration Statement.

         I have examined such documents and reviewed such questions of law as I have considered necessary and appropriate for the purpose of my opinions set forth below. In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, and that such agreements or instruments are valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon the representations made in the Plan and upon certificates of Royal Bank.

         Based on the foregoing, I am of the opinion that the Royal Bank Obligations under the Plan constitute the valid, binding and enforceable obligations of Royal Bank.

         The opinions set forth above are subject to the following qualifications and exceptions:

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         (a) I have assumed that Royal Bank is a Canadian chartered bank duly organized and validly existing as a Schedule I bank under the Bank Act (Canada).

         (b) I have assumed that any Common Shares of Royal Bank that may be issued and by Royal Bank under the Plan have been duly authorized and issued and, upon delivery and payment therefore as described in the Plan, will be validly issued, fully paid and non-assessable.

         (c) I have assumed that (i) the Plan has been duly authorized by all requisite corporate action by Royal Bank and (ii) Royal Bank has the requisite corporate power to issue the Royal Bank Obligations under the Plan.

         (d) I have assumed that the authorization of the Plan and the issuance of the Royal Bank Obligations by Royal Bank will not violate or conflict with
(i) the charter documents of Royal Bank or any agreement or instrument to which Royal Bank is a party or by which Royal Bank is bound, or (ii) any law of Canada or any rule or regulation of any Canadian governmental authority or regulatory body, or any judgment, order or decree applicable to Royal Bank of any court, governmental authority or arbitrator.

         (e) My opinion is subject, with respect to enforceability, to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' or secured creditors' rights, including, without limitation, applicable fraudulent transfer laws.

         (f) My opinion is subject, with respect to enforceability, to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

         (g) My opinion, insofar as it relates to indemnification provisions, is subject to the effect of federal and state securities laws and public policy relating thereto.

         (h) My opinion is subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors' rights.

         (i) Minnesota Statutes Section 290.371, subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as my opinion relates to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, I have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to


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be, exempt from the requirement of filing a Notice of Business Activities
Report, or, if not exempt, has duly filed, and will continue to file, all Notice of Business Activities Reports.

         My opinion expressed above is limited to the law of the State of Minnesota and the federal law of the United States of America. I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

         I note that Ogilvy Renault is providing to you an opinion dated as of the date hereof addressing certain matters of Canadian federal and Ontario provincial law with respect to Royal Bank and the Royal Bank Obligations under the Plan. I express no opinion as to the matters contained in, or the laws of the jurisdictions addressed by, the opinion of Ogilvy Renault.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Daniel L. Torbenson

Daniel L. Torbenson
Associate General Counsel
RBC Dain Rauscher Inc.







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